Exhibit 99.6

May 10, 2016

Board of Directors

IHS Inc.

15 Inverness Way East

Englewood

CO 80112

Re:	Initially Filed Registration Statement on Form F-4 of Markit Ltd., filed May 10, 2016 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated March 20, 2016 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Markit Ltd. (“Markit”) and its affiliates) of the outstanding shares of Class A common stock, par value $0.01 per share (the “Shares”), of IHS Inc. (the “Company”) of the exchange ratio of 3.5566 common shares, par value $0.01 per share of Markit to be paid for each Share pursuant to the Agreement and Plan of Merger, dated as of March 20, 2016, by and among Markit, Marvel Merger Sub, Inc., a wholly owned, indirect subsidiary of Markit, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary – The Merger and Merger Agreement – Opinion of IHS’s Financial Advisor”, “The Merger Agreement – Background of the Merger”, “The Merger Agreement – IHS’s Reasons for the Merger; Recommendation of the IHS Board – Other Factors Considered by the IHS Board” and “The Merger Agreement – Opinion of IHS’s Financial Advisor – Goldman Sachs” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)